Exhibit 99.1
For Release on July 30, 2015
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2015 FINANCIAL RESULTS
New York, NY - July 30, 2015 - Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), one of the leading owners and operators of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs”, “Philadelphia Sports Clubs” and "BFX Studio" announced its results for the second quarter ended June 30, 2015.
Second Quarter Overview:

•	Total member count increased 20,000 to 525,000 during Q2 2015 compared to a decrease of 8,000 in Q2 2014. Membership compared to the end of Q2 2014 increased by 7.6%.

•	Membership monthly attrition averaged 4.0% per month in Q2 2015 compared to 3.4% per month in Q2 2014.

•
Revenue was $108.3 million in Q2 2015, a decrease of 6.4% compared to Q2 2014. A decline in average monthly dues was only partially offset by an increased membership level, a personal training revenue increase of 6.0% and increased joining and annual fees recognized.

•
The average monthly dues charged in Q2 2015 decreased 13.9% to $51.40 from $59.70 per member in Q2 2014 primarily due to existing members downgrading their memberships to those with lower monthly dues and new members enrolling at lower rates, both as a result of the new HVLP strategy.

•
Average joining fees per sale, including the upfront annual fee, increased 10.0%, or $6.00, to $66.00 in Q2 2015 from an average of $60.00 per sale in Q2 2014. This was a 44.4%, or $52.60, decrease compared to average joining fees per sale of $118.60 in Q1 2015.

•
Cash collected for joining fees in Q2 2015 increased $3.5 million from Q2 2014 related to an increase in joining fees per membership as well as an increase in memberships sold but decreased $5.3 million when compared to Q1 2015 primarily due to the elimination of the initiation fee in certain clubs during Q2 2015 and expanding this elimination to all clubs for the last week of the quarter.

•	Comparable club revenue decreased 5.4% in Q2 2015 compared to a decrease of 4.5% in Q2 2014.

•	Adjusted EBITDA was $5.5 million in Q2 2015 compared to $15.5 million in Q2 2014 (Refer to the reconciliation below).

•
Net loss was $31.1 million in Q2 2015, which included a non-cash goodwill impairment charge of $31.6 million, non-cash fixed asset impairment charge of $1.0 million and a separation expense related to our former Chief Executive Officer of $776,000. The goodwill impairment charge had a non-cash income tax benefit of $11.9 million. The fixed asset impairment charge and the separation expense did not have any tax effect due to the impact of the Company’s tax valuation allowance in Q2 2015.

•
Loss per share was $1.26 in Q2 2015, which included loss per share of $0.84 for non-cash fixed asset and goodwill impairment charges, net of taxes, and $0.03 for a separation obligation related to our former Chief Executive Officer. Loss per share in Q2 2014 was $0.04, which included loss per share of $0.02 for a non-cash fixed asset impairment charge.

•
As of June 30, 2015, our cash position was $98.4 million (approximately $41.2 million of which was held at the holding company) for a net debt level of $208.4 million compared to a net debt level of $214.8 million as of December 31, 2014.

Patrick Walsh, Executive Chairman of TSI, commented: "While revenue and EBITDA declined in the quarter, our net member gain of 20,000 was a second quarter record for the company, and year-over-year our membership increased by 8.0%. However, the net result of our HVLP rollout is still pressuring total revenue and EBITDA due to lower average monthly dues.  We will continue to adjust pricing in order to find the balance that results in increased revenue while also focusing on driving membership growth."
Mr. Walsh continued: "We are currently undergoing an exhaustive examination of the Company's strategy and operations, and are focused on optimizing cash flow and creating long-term value for our shareholders. Town Sports possesses well-recognized brands and talented people throughout the organization, which creates a strong foundation for all of our initiatives.”
Second Quarter Ended June 30, 2015 Financial Results:
Revenue (in thousands):

	Quarter Ended June 30,
	2015		2014
	Revenue	% Revenue	Revenue	% Revenue	% Variance
Membership dues	$77,912	71.9%	$87,558	75.7%	(11.0)%
Initiation and processing fees	3,883	3.6%	2,985	2.6%	30.1%
Membership revenue	81,795	75.5%	90,543	78.3%	(9.7)%
Personal training revenue	19,338	17.9%	18,244	15.8%	6.0%
Other ancillary club revenue	5,608	5.2%	5,377	4.6%	4.3%
Ancillary club revenue	24,946	23.1%	23,621	20.4%	5.6%
Fees and other revenue	1,555	1.4%	1,533	1.3%	1.4%
Total revenue	$108,296	100.0%	$115,697	100.0%	(6.4)%
Total revenue for Q2 2015 decreased $7.4 million, or 6.4%, compared to Q2 2014, primarily due to existing members downgrading their memberships to those with lower monthly dues and new members enrolling at lower rates, both as a result of the new HVLP strategy. The effect of existing members opting for lower dues and new members enrolling at lower rates were only partially offset by an increase in membership sales volume. Our total member count increased 20,000 to 525,000 in the three months ended June 30, 2015 compared to a decrease of 8,000 in the same prior-year period. We continue to adjust pricing in order to increase revenue while also focusing on driving membership growth.
Operating expenses (in thousands):

	Quarter Ended June 30,
	2015	2014	$ Variance	% Variance
Payroll and related	$46,137	$44,762	$1,375	3.1%
Club operating	50,821	48,618	2,203	4.5%
General and administrative	8,039	7,506	533	7.1%
Depreciation and amortization	12,178	11,853	325	2.7%
Impairment of fixed assets	1,014	890	124	13.9%
Impairment of goodwill	31,558	—	31,558	N/A
Total operating expenses	$149,747	$113,629	$36,118	31.8%

Total operating expenses for Q2 2015 increased $36.1 million, or 31.8%, compared to Q2 2014. The 2015 period included increased fixed asset and goodwill impairment charges of $31.7 million, resulting from tests due to triggering events, and a separation obligation of $776,000 related to our former Chief Executive Officer. Separate from these items, operating expenses increased $3.7 million, or 3.2%, primarily reflecting increased marketing expenses of $2.2 million primarily due to advertising for the HVLP pricing strategy and increased payroll expenses of $631,000 from personal training which was directly related to higher personal training revenue.
Payroll and related. Payroll and related expenses increased $1.4 million, or 3.1%, in Q2 2015 compared to the same prior-year period. The payroll expenses increase included a $776,000 separation obligation related to our former Chief Executive Officer in the three months ended June 30, 2015. Separate from this item, payroll and related expenses increased $599,000, or 1.3%, primarily driven by increased personal training payroll of $631,000 which was directly related to the increase in personal training revenue.
Club Operating. Club operating expenses increased $2.2 million, or 4.5%, in Q2 2015 compared to the same prior-year period, primarily reflecting increased advertising spend associated with the HVLP pricing strategy and increased rent and occupancy expenses, partially offset by decreased utilities and maintenance expenses.
General and administrative. General and administrative expenses increased $533,000, or 7.1%, in Q2 2015 compared to the same period last year, primarily reflecting costs of $314,000 associated with the changes to our Board of Directors and other related expenses. Separate from this non-comparable item, general and administrative expenses increased $219,000 principally reflecting increased consulting expenses of $239,000.
Cash:
As of June 30, 2015, our cash position was $98.4 million, which was a $12.5 million decrease compared to March 31, 2015. The decrease in our cash position reflected capital expenditures of $10.4 million related to club maintenance, club remodeling and planned 2015 openings, including one BFX Studio location opened in Q2 2015 and one future BFX Studio location, as well as $4.3 million in interest payments.
Investing Activities Outlook:
For the year ending December 31, 2015, we currently plan to invest $30.0 million to $34.0 million in capital expenditures. This amount includes approximately $9.0 million to $10.0 million related to planned 2015 openings, including one club and two BFX Studio locations that opened in the six months ended June 30, 2015, and one future BFX Studio location. Total capital expenditures also includes approximately $13.0 million to $15.0 million to continue enhancing or upgrading existing clubs and approximately $5.0 million to $6.0 million principally related to major renovations at certain clubs. We also expect to invest approximately $3.0 million to continue to enhance our management information and communication systems. We expect these capital expenditures to be funded by cash flow from operations and available cash on hand.

Forward-Looking Statements:
This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements under the caption “Investing Activities Outlook”, statements regarding future financial results and performance, potential sales revenue, potential club closures, HVLP conversions, our strategic review process, and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words. These statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the success of our HVLP strategy, the geographic concentration of the Company’s clubs, competitive pressure, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, outsourcing of certain aspects of our business, environmental matters, the application of Federal and state tax laws and regulations, any security and privacy breaches involving customer data, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is one of the leading owners and operators of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 154 fitness clubs as of June 30, 2015, comprising 106 New York Sports Clubs, 27 Boston Sports Clubs, 13 Washington Sports Clubs (two of which are partly-owned), five Philadelphia Sports Clubs, and three clubs located in Switzerland, and three BFX Studio. These clubs collectively served approximately 525,000 members as of June 30, 2015. For more information on TSI, visit
http://www.mysportsclubs.com.

As the Company is in a period of transition, until further notice, the Company will not be hosting conference calls to discuss quarterly results. The Company intends to continue to issue press releases reporting quarterly and annual earnings.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York
Contact Information:

Investor Contact:
(917) 765-9974 extension 1775
Investor.relations@town-sports.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2015 and December 31, 2014
(All figures in thousands)
(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$98,359	$93,452
Accounts receivable, net	3,250	3,656
Inventory	328	573
Deferred tax assets	1,757	724
Prepaid corporate income taxes	14,970	11,588
Prepaid expenses and other current assets	12,340	12,893
Total current assets	131,004	122,886
Fixed assets, net	221,714	233,644
Goodwill	1,111	32,593
Intangible assets, net	192	394
Deferred tax assets	10	—
Deferred membership costs	6,807	7,396
Other assets	12,809	12,920
Total assets	$373,647	$409,833
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$3,114	$3,114
Accounts payable	5,753	2,873
Accrued expenses	31,450	26,702
Accrued interest	130	376
Dividends payable	194	291
Deferred revenue	47,220	36,950
Deferred tax liabilities	11	300
Total current liabilities	87,872	70,606
Long-term debt	295,845	296,757
Building financing arrangement	83,900	83,400
Dividends payable	142	211
Deferred lease liabilities	53,277	53,847
Deferred tax liabilities	1,818	11,999
Deferred revenue	3,096	2,455
Other liabilities	9,282	8,642
Total liabilities	535,232	527,917
Stockholders’ deficit:
Common stock	24	24
Additional paid-in capital	(9,042)	(10,055)
Accumulated other comprehensive (loss) income	(127)	395
Accumulated deficit	(152,440)	(108,448)
Total stockholders’ deficit	(161,585)	(118,084)
Total liabilities and stockholders’ deficit	$373,647	$409,833

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Six Months Ended June 30, 2015 and 2014
(All figures in thousands except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Club operations	$106,741	$114,164	$216,629	$228,644
Fees and other	1,555	1,533	3,091	2,956
	108,296	115,697	219,720	231,600
Operating Expenses:
Payroll and related	46,137	44,762	92,997	89,335
Club operating	50,821	48,618	102,106	98,213
General and administrative	8,039	7,506	16,448	15,787
Depreciation and amortization	12,178	11,853	23,852	23,651
Impairment of fixed assets	1,014	890	2,151	4,513
Impairment of goodwill	31,558	—	31,558	137
	149,747	113,629	269,112	231,636
Operating (loss) income	(41,451)	2,068	(49,392)	(36)
Interest expense	5,188	4,697	10,358	9,408
Equity in the earnings of investees and rental income	(579)	(639)	(1,190)	(1,240)
Loss before benefit for corporate income taxes	(46,060)	(1,990)	(58,560)	(8,204)
Benefit for corporate income taxes	(14,992)	(1,071)	(14,728)	(3,770)
Net loss	$(31,068)	$(919)	$(43,832)	$(4,434)

Basic and diluted loss per share	$(1.26)	$(0.04)	$(1.79)	$(0.18)

Weighted average number of shares used in calculating loss per share	24,590,759	24,291,375	24,503,624	24,226,271

Dividends declared per common share	$—	$0.16	$—	$0.32

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2015 and 2014
(All figures in thousands)
(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(43,832)	$(4,434)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	23,852	23,651
Impairment of fixed assets	2,151	4,513
Impairment of goodwill	31,558	137
Amortization of debt discount	645	649
Amortization of debt issuance costs	393	584
Amortization of building financing costs	63	—
Non-cash rental income, net of non-cash rental expense	(1,659)	(1,241)
Share-based compensation expense	973	1,132
Net change in deferred taxes	(11,513)	(5,593)
Net change in certain operating assets and liabilities	20,337	3,154
Decrease in membership costs	589	649
Landlord contributions to tenant improvements	296	650
Increase in insurance reserves	115	245
Other	340	135
Total adjustments	68,140	28,665
Net cash provided by operating activities	24,308	24,231
Cash flows from investing activities:
Capital expenditures	(16,793)	(16,188)
Change in restricted cash	(1,100)	—
Deposit received in connection with building financing arrangement	—	5,000
Net cash used in investing activities	(17,893)	(11,188)
Cash flows from financing activities:
Proceeds from building financing arrangement	500	—
Principal payments on 2013 Term Loan Facility	(1,557)	(1,625)
Debt issuance costs	(350)	—
Cash dividends paid	(82)	(7,666)
Redemption paid pursuant to the Rights Plan	(246)	—
Proceeds from stock option exercises	40	47
Net cash used in financing activities	(1,695)	(9,244)
Effect of exchange rate changes on cash	187	9
Net increase in cash and cash equivalents	4,907	3,808
Cash and cash equivalents beginning of period	93,452	73,598
Cash and cash equivalents end of period	$98,359	$77,406
Summary of the change in certain operating assets and liabilities:
Decrease in accounts receivable	$125	$150
Decrease (increase) in inventory	254	(134)
Decrease (increase) in prepaid expenses and other current assets	2,662	(284)
Increase (decrease) in accounts payable, accrued expenses and accrued interest	9,726	(3,535)
Change in prepaid corporate income taxes and corporate income taxes payable	(3,341)	1,571
Increase in deferred revenue	10,911	5,386
Net change in certain working capital components	$20,337	$3,154

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
For the Three Months Ended June 30, 2015 and 2014
(All figures in thousands)
(Unaudited)

	Quarter Ended June 30,
	2015	2014
Net loss	$(31,068)	$(919)
Interest expense, net of interest income	5,188	4,697
Benefit for corporate income taxes	(14,992)	(1,071)
Depreciation and amortization	12,178	11,853
EBITDA	(28,694)	14,560
Impairment of fixed assets	1,014	890
Impairment of goodwill	31,558	—
Non-cash rental income from former tenant (1)	(492)	—
Rent related to building financing arrangement (2)	(187)	—
Legal and other costs in connection with changes to the Board of Directors	314	—
Club closure expenses	1,109	—
Separation accrual related to our former Chief Executive Officer (3)	856	—
Adjusted EBITDA	$5,478	$15,450

(1)	In connection with the East 86th Street building financing arrangement, we continue to record non-cash rental income from our former tenant.

(2)	Rent paid in connection with our club at the East 86th Street property is recorded as interest expense on the consolidated statement of operations.

(3)	Includes separation accrual of $776 and related expenses.

Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
EBITDA consists of net income (loss) plus interest expense (net of interest income), provision (benefit) for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is the Company’s EBITDA excluding certain items, such as any fixed asset or goodwill impairments, non-cash rental income from former tenant, rent related to building financing arrangement and loss on extinguishment of debt. In the case of Q2 2015, Adjusted EBITDA also excludes legal and other costs in connection with changes to the Board of Directors, club closure expenses, and separation accrual related to our former Chief Executive Officer. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.
EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or other cash flow data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income and operating income, are significant and must be considered in performing a comprehensive assessment of our performance.
EBITDA excludes, among other items, the effect of depreciation and amortization, which is a significant component of our reported GAAP data. Depreciation and amortization, which is a non-cash item, totaled $12.2 million in the quarter ended June 30, 2015. Although a premise underlying depreciation and amortization is that it will be reinvested in our business to restore, replenish or purchase property, equipment and other related assets, the funds represented by depreciation and amortization could, in the Company’s discretion, be utilized for other purposes (e.g., debt service). Accordingly, EBITDA may be useful as a supplemental measure to GAAP financial data for assessing our performance.
Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our performance. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.
Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.
The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:

•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our 2013 Senior Credit Facility, as amended.

•
Our discussions with prospective lenders and investors in recent years, including in relation to our 2013 Senior Credit Facility, have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•	The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it provides a performance measure to assess results without regard to capital structure and taxes.

•	Quarterly, equity analysts who follow our company often report on our EBITDA with respect to valuation commentary.
Adjusted EBITDA has similar uses and limitations as EBITDA. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our performance.